Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

Collaboration Agreement

(1)	SmartKem Limited
(2)	AUO

Dated 1st November      2024

Contents

1.	Definitions and interpretation	3
2.	The Project	6
3.	Costs	7
4.	Ownership of Intellectual Property Rights	7
5.	Protection of Foreground Intellectual Property	7
6.	Licences of Intellectual Property Rights	8
7.	Confidentiality	8
8.	Warranties	9
9.	Termination	10
10.	Liability	11
	Non-solicitation
11.	Export	12
12.	Notices	12
13.	No partnership or agency	12
14.	Assignment and subcontracting	12
15.	Cumulative remedies	12
16.	Exclusion of third party rights	12
17.	Severance	12
18.	Variation	13
19.	Waiver	13
20.	Entire agreement	13
21.	Counterparts	13
22.	Further assurance	13
23.	Publicity	13
24.	Force Majeure	13
25.	Governing law and jurisdiction	14
Schedule 1		15

This Collaboration Agreement ("Agreement") is made on 1st November 2024

Between

(1)	SmartKem Limited (company number: 06652152) whose registered office is at Manchester Technology Center Hexagon Tower, Delaunays Road, Blackley, Manchester, England, M9 8GQ ("SmartKem"); and

(2)	AUO (Company number : 84149738), a Taiwanese corporation having its principal place of business at No.1,Li-Hsin Rd 2 .,Hsinchu Science Park Hsinchu City 300094 ,Taiwan, R.O.C. ("AUO"),

each a "party" and together the "parties".

Background:

(A)	AUO was founded in 1996 and is an innovative, technology-oriented company that offers products and solutions with display-centric technology that push the boundaries for smart mobility, industrial intelligence, energy, retail, healthcare, as well as enterprise and education. The company is based in Taiwan and operates across Asia, the US and Europe, with a global team of 38,000 people. AUO's consolidated net revenues in 2023 were NT$247.96 billion. AUO specializes in the R&D and manufacturing of display panel, and develops high-valued and differentiated product applications. Leading the industry with abundant R&D personnel and innovative technologies, AUO is committed to providing diverse vertical solutions through integrating core display technologies with AloT. By integrating software, hardware, cloud, and service platforms, AUO provides one-stop services that fulfill the diverse demands of vertical markets including mobility, manufacturing, energy, retail, medical, healthcare, enterprise and education. Through cooperation, complementation, and co-creation, AUO constructs the smart AloT eco-system with our strategic partners, achieving our vision of realizing an innovative living future. AUO takes corporate sustainability as its core corporate philosophy, and dedicates actions to corporate governance, environmental sustainability, the popularization of science education, cultural preservation, and caring for social welfare. Notably, AUO demonstrates continuous efforts in ESG development, leading excellence and achievements in sustainability, and has been represented in the Dow Jones Sustainability Wor1d Index for 13 years and in Bloomberg Gender-Equality Index since 2018. In 2022, AUO became an official member of RE100, the first enterprise in the global display manufacturing industry to commit to using 100 percent renewable energy by 2050. Through our endless devotion to smart manufacturing and sustainable production, AUO was selected for the Global Lighthouse Network by the Wor1d Economic Forum and awarded the Manufacturing Leadership Award by the Manufacturing Leadership Council of The National Association of Manufacturers.

(B)	SmartKem designs and supplies high performance organic semiconductor formulations and TFT (as defined below) interlayer materials which enable low power, robust, flexible, lightweight electronics. The technology platform consists of high mobility organic semiconductor molecules and inks that are capable of driving TFT backplanes used in electronic displays and other applications.

(C)	AUO and SmartKem have applied for and been awarded grant funding from their respective national funding agencies (AUO from Ministry of Economic Affairs A+ programme and SmartKem from Innovate UK) and have agreed to execute the project in order to improve the quality of the demonstrator and conduct technology transfer from Smartkem to AUO to enable the future manufacturing of AM-micro-LED displays using OTFT.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Affiliate" in relation to a party means any entity that directly or indirectly controls, that controls that party or that is under common control with that party, as defined by the ownership of at least 50% of the voting shares or interests,, or equivalent management power, as long as such control or entitlement exists. "Agreement" means this agreement (including any schedule or annexure to it and any document in agreed form).

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"AUO Technology" means any Technology belonging to or used by AUO in relation to optoelectronic solutions, visual displays and MICRO-LED displays and that are disclosed to SmartKem in connection with the Project.

"ARTEMIS" means the Advanced Rollable Transparent Micro-LED Information Screen.

"Background Intellectual Property" any Intellectual Property, other than Foreground Intellectual Property, that is used in connection with the Project.

"Business Day" means a day other than a Saturday, a Sunday, a public or bank holiday in England or Taiwan.

"Commencement Date" means the 1st January 2025.

"Confidential Information" means all confidential information which is marked as "CONFIDENTIAL" or carry a similar legend and disclosed, or made available, directly or indirectly by one party to the other whether before, on or after the date of this Agreement, and whether orally, in writing, in electronic form or other media, which relates to a party's business including without limitation its products, operations, processes, plans or intentions, developments, trade secrets, know-how, market opportunities, personnel, suppliers and customers of the party disclosing it, if disclosed in some other manner (e.g., orally or by access to the disclosing party's premises), is confirmed as confidential in a writing sent within thirty (30) days of disclosure..

"Contract Worker" means an internal contract worker that is not an employee of a party but operates as if it is an employee of a party for a party's internal business purposes.

"CoF" Driver Chip on flexible printed circuit film.

"Device" means the OTFT device architecture and OTFT device structure layout, excluding any Processes.

"Final Report" means the written report prepared and agreed the parties at the completion of each Project, as more fully described in clause 2.8.

"Foreground Intellectual Property" any Intellectual Property that arises or is obtained or developed by, or by a contractor on behalf of, either party in the performance of the Project.

"GoA" Gate on Array, use Organic TFTs circuitry to replace Gate IC.

"Intellectual Property" means patents, utility models, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), semiconductor topography rights, image rights, rights in personality and similar rights, plant variety rights, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"ITRI" means the Industrial Technology Research Institute.

"Jointly Owned Foreground IP" means as defined in clause 4.6.

"Materials" means the OTFT backplanes provided by SmartKem, organic semiconductors, organic dielectrics, surface treatment materials, passivation materials and adhesion promoters, but excluding Processes.

"Original Owning Party" means as defined in clause 5.1.

"Owning Party" means the party owning the relevant Foreground Intellectual Property, as the context requires.

"OTFT" means organic TFTs.

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"Process(es)" means methods of deposition and/or treatment of materials, devices or functional layers, including material deposition, thermal and/or chemical treatment, lateral patterning, (de-)doping, etching, surface treatment, curing, or any combinations of them.

"Project" means the joint research and development project as defined in the application "ARTEMIS" as shown in the project works and schedule.

"Representatives" means as defined in clause 7.2(a).

"SmartKem Technology" any Technology belonging to or used by SmartKem in relation to high performance organic semiconductor formulations, TFT interlayer materials, and/or backplane circuitry which enable low power, robust, flexible, lightweight electronics and that are disclosed to AUO in connection with the Project.

"Technology" means all inventions, designs, information, know-how, specifications, formulae, data, processes, methods, techniques and other technology.

"Test Results" means all test data and results, including but not limited to that described in the form of graphs and tables and resulting from testing undertaken within the Project.

"TFT" means thin-film transistor.

"VAT" means value added tax as provided for in the VATA and any other tax of a similar nature.

"VATA" means the Value Added Tax Act 1994 and references to the VATA shall include all statutes, laws, regulations, notices, directions or similar provisions relating to any value added, turnover, sales, purchase or similar tax of the United Kingdom or of any other applicable jurisdiction and references to value added tax or to VAT shall be construed accordingly.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular includo tho plural and vico vorsa and words in ono gondor includo any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it whether such statute or statutory provision comes into force before or after the date of this Agreement;

(c)	a reference to:

(i)	any party includes its successors in title and permitted assigns; and

(ii)	a party, clause and scf1edule is lo a party lo, a clause of and a schedule lo this Agreement;

(iii)	a person includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality)

(d)	the words "includes" or "including" shall be construed as illustrative only and shall not limit the generality of the preceding words;

(e)	if there is any conflict or inconsistency between any clause of this Agreement and any schedule to this Agreement, the clause shall prevail; and

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(f)	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

2.	The Project

2.1	The parties have entered into this Agreement under the part-funding provided by their respective national funding agencies (AUO from Ministry of Economic Affairs A+ programme and SmartKem from Innovate UK).

2.2	The parties agree that details of Schedule 1 may be amended by mutual written agreement at any time according to actual status.

2.3	Each party shall:

(a)	use its commercially reasonable endeavours to complete its part of the Project and the work allocated to it by such date as agreed and set out in Schedule 1 and

(b)	promptly provide the other party with such information reasonably required to enable the requesting party to conduct the work allocated to it in Schedule 1.

2.4	SmartKem shall send the Materials to AUO for the purposes of the Project.

2.5	The parties shall each appoint a project manager to assume overall responsibility for their respective roles and obligations under this Agreement.. The parties' respective project managers shall meet as often as is required at intervals and locations as agreed between the parties from time to time:

(a)	discuss and coordinate all development work in respect of the Project with a view to ensuring the due and proper completion of the Project in accordance with such dates set out in Schedule 1 and quality standards as may be agreed between the parties;

(b)	agree to any changes to the Project including updating Schedule 1,any work allocations and any deadlines. No such changes shall become binding on either party until agreed by the parties in accordance with clause 18;

(c)	review the capability of the other party;

(d)	seek to resolve any issues arising. The parties' respective project managers shall use all reasonable endeavours to resolve issues arising under this Agreement, but shall refer all problems which are outside their ordinary authority to resolve to appropriate members of the parties' senior management;

(e)	identify and agree in writing on behalf of the parties any Background Intellectual Property used, or to be used, in performing the Project and the owner of the same, prior to or as soon as reasonably practicable following its disclosure in the course of the Project;

(f)	identify and agree in writing on behalf of the parties any Jointly Owned Foreground IP created or developed, or to be created or developed, in the course of the Project prior to or as soon as reasonably practicable following creation or development of the same in the course of the Project;

(g)	discuss such other matters as may be agreed between the parties from time to time; and

(h)	prepare and agree to the Final Report.

2.6	Either party may replace its appointed project manager at any time on prior written notice to the other party.

2.7	The Project is expected to develop proof-of-concepts demonstrators to end customers) and the Project shall be considered successfully complete upon the completion of the deliverables and milestones as detailed in Schedule 1.

2.8	On completion of the Project, the parties shall jointly inspect and evaluate the work performed and whether it aligns with the customer specification and shall jointly produce and sign a Final

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Report in respect of the Project, incorporating such details as may be agreed between the parties from time to time.

3.	Costs

3.1	Each party will bear their own costs in the Project and make their separate claims for grant funding reimbursement to their respective funding agencies in accordance with the agencies' rules and requirements.

3.2	Save as set out in clause 3.1, each party shall be responsible for its own costs and taxes in the preparation, execution and implementation of this Agreement including those incurred in connection with the Project, including all shipping costs, labour costs and travel expenses.

4.	Ownership of Intellectual Property Rights

[***]

5.	Protection of Foreground Intellectual Property

[***]

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6.	Licences of Intellectual Property Rights

[***]

7.	Confidentiality

7.1	The parties each undertake to keep confidential and not to disclose to any third party, or to use themselves other than for the purposes of the Project or as permitted under or in accordance with this Agreement (including for the purpose of compliance with its obligations under this Agreement and enjoying the benefit of the rights and licences granted under clause 6), any Confidential Information in any form directly or indirectly belonging or relating to the other, its Affiliates, Its or their business or affairs, disclosed by the one and received by the other pursuant to or in the course of this Agreement or the Project, including any Technology, Background Intellectual Property or Foreground Intellectual Property of the other, and the existence and terms of this Agreement. For the avoidance of doubt, Test Results shall be the Confidential Information of the party that conducts the tests.

7.2	Each party may disclose the other party's Confidential Information:

(a)	to its employees, officers, representatives, contractors, subcontractors or advisers ("Representatives") who need to know such information for the purposes of carrying out the party's obligations under this Agreement. Each party shall ensure that its Representatives to whom it discloses the other party's Confidential Information comply with this clause 7; and

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(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

7.3	The obligations contained in this clause 7 shall survive the expiry or termination of this Agreement for any reason, but shall not apply to any Confidential Information which:

(a)	is publicly known at the time of disclosure to the receiving party; or

(b)	becomes publicly known otherwise than through a breach of this Agreement by the receiving party, its officers, employees, agents or contractors; or

(c)	can be proved by the receiving party to have reached it otherwise than by being communicated by the other party including:

(i)	being known to it prior to disclosure;

(ii)	having been developed by or for it wholly independently of the other party; or

(iii)	having been obtained from a third party without any restriction on disclosure on such third party of which the recipient is aware, having made due enquiry;

(d)	is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the receiving party, provided that, where legally permissible, the disclosing party is given prompt advance written notice of the intended disclosure(together with a copy of any relevant access request, court order, or other evidence giving rise to such belief) to enable the disclosing party to seek appropriate protective relief and/or to take steps to resist or narrow the scope of any required disclosure. The receiving party shall and shall procure that is Representatives shall co-operate with the disclosing party with respect to such matters and shall in any event ensure that it and its Representatives disclose only such Confidential Information as it has ascertained, after taking legal advice, it and its Representatives are legally compelled to disclose, and shall use all reasonable endeavours to ensure that all Confidential Information so disclosed is accorded confidential treatment in terms of this Agreement.

7.4	Except as provided for in this Agreement, each party acknowledges and agrees that except for the purpose of the Project, it will not acquire by implication or otherwise any right in or title to or licence in respect of a party's Confidential Information.

7.5	The parties agree that damages might not be a sufficient remedy to any breach of the terms of this clause 7 and that as a result injunctive or other equitable relief may be claimed in respect of any breach or anticipated breach.

7.6	The obligations as to confidentiality in this Agreement shall survive any termination of this Agreement for a period of 5 (five) years.

8.	Warranties

8.1	Each of the parties warrants that it has full power and authority to carry out the actions contemplated under this Agreement.

8.2	Each party shall:

(a)	perform the Project in a professional manner with reasonable skill and care, using suitably qualified personnel, and will use reasonable endeavours to achieve the objectives of the Project; and

(b)	comply with all applicable laws, statutes, regulations and codes which may be relevant to the performance of the Project.

8.3	Save as set out in paragraph 8.4, in respect of Background Intellectual Property, Foreground Intellectual Property, Confidential Information and materials supplied by one party to another under this Agreement, the supplying party shall be under no obligation or liability and no warranty condition or representation of any kind is made, given or to be implied as to the sufficiency, accuracy or fitness for purpose of such Background Intellectual Property, Foreground Intellectual Property, Confidential Information and/or materials or, the absence of

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any infringement of any proprietary or equitable rights of third parties by the use of such Confidential Information, Background Intellectual Property, Foreground Intellectual Property and/or materials and the recipient party shall in any case be entirely responsible for the use to which it puts such Confidential Information and/or materials.

8.4	No party shall supply Background Intellectual Property to another party in connection with this Agreement in the knowledge that the use of the Background Intellectual Property by the recipient party as anticipated in connection with the Project will infringe the proprietary or equitable rights of any third parties without first notifying the other party and obtaining its approval to such supply.

8.5	Nothing in this Agreement shall constitute any representation or warranty that:

(a)	any patent is valid or relevant to the Project;

(b)	the exercise by the other party of rights granted under this Agreement will not infringe the rights of any person; or

(c)	either party shall bring or prosecute actions or suits against third parties for infringement.

8.6	Except as expressly provided in this Agreement, there are no conditions, warranties or other terms binding on the parties with respect to the actions contemplated by this Agreement including with respect to the use, sale or other disposition of products incorporating or made by use of any Materials, any Background Intellectual Property or any Foreground Intellectual Property. Any condition, warranty or other term in this regard which might otherwise be implied or incorporated into this Agreement, whether by statute, common law or otherwise, is, insofar as it is lawful to do so, hereby excluded.

8.7	Each party shall promptly give written notice to the other of: (a) any challenge to; or (b) any actual, suspected or threatened infringement of the other party's Intellectual Property Rights by a third party; or (c) any other form of attack, charge or claim to which the other party's Intellectual Property Rights may be subject, which in each case comes to its knowledge and in respect of Intellectual Property that is solely owned by one party:

(i)	the Owning Party shall, in its absolute discretion, decide what action, if any, to take;

(ii)	the Owning Party shall have exclusive control over, and conduct of, all claims and proceedings;

(iii)	the other party shall not make any admissions other than to the Owning Party and shall provide the Owning Party with all assistance that it may reasonably require in the conduct of any claims or proceedings;

(iv)	the Owning Party shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.

8.8	To the extent that the matters listed in clause 8.7 concern Jointly Owned Foreground IP, the parties shall together consult and agree what action, if any, to take and the costs and expenses of and sums recovered in any such action shall be shared by the parties equally. If the parties have not agreed what action to take within a reasonable time, either party may take reasonable action in the joint names of the parties at its sole cost and expense and shall be entitled to retain all sums recovered in any action for its own account. The other party shall provide the party taking action with such assistance that it may reasonably require in the conduct of any claims or proceedings.

9.	Termination

9.1	This Agreement shall come into force on the Commencement Date and shall continue in full force and effect, unless terminated earlier in accordance with this clause 9, until the earlier of: (a) a period of thirty six (36) months on and from the Commencement Date; or (b) signature by the parties of the Final Report in accordance with clause 2.8.

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9.2	Without prejudice to any other rights or remedies, upon any of the following events in Article 9.2 by that the extent that the other Party will be deprived of the benefit which it reasonably expected under this Agreement, the other Party shall have the right to terminate this Agreement upon giving 30 (thirty) days prior written notice and stating that such notice is a "prior notice of termination", and shall be settled by the Parties through amicable negotiation. Such termination shall become effective immediately upon expiration of the 30 (thirty) day period, unless the breaching Party shall have cured any of the following events in Article 9.2 prior to the expiration of the 30 (thirty) day period referred to above and given the other Party written evidence thereof before expiration.

(a)	the other party commits a material breach of this Agreement which is incapable of remedy; or

(b)	the other party commits a material breach of this Agreement which is capable of remedy and fails to remedy such material breach within 30 (thirty) days after receiving written notice requiring it to remedy that material breach; or

(c)	the other party repeatedly breaches this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to perform its obligations in accordance with this Agreement; or

(d)	any corporate action, legal proceedings or other procedure or step is taken against the other party in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise); or (ii) a composition, compromise, assignment or arrangement with any creditor; or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the other party or any of its assets; or (iv) the enforcement of any security over any assets of the other party; or any analogous procedure or step is taken in any jurisdiction; or

(e)	the other party challenges or disputes the validity or ownership of any of the terminating party's Background Intellectual Property or Foreground Intellectual Property; or

(f)	the other party is in breach of any of its confidentiality obligations under clause 7; or

9.3	The licences granted to the parties under clause 6 of this Agreement shall automatically cease upon termination or expiry of this Agreement.

9.4	Termination in accordance with this clause 9 shall be without prejudice to the rights of the parties accrued at the date of termination.

9.5	On termination of any licences granted under this Agreement in accordance with this clause 9, each party shall immediately destroy or, at the request of the other party, return all information and materials belonging to the other party then in its or its Representatives possession, custody or control, including all Confidential Information of the other party relating to such licences.

10.	Liability

10.1	Nothing in this Agreement shall exclude or limit or be deemed to exclude or limit a party's liability for: (a) death or personal injury caused by its negligence; or (b) for fraudulent misrepresentation; or (c) for any liability that cannot be excluded or limited by law.

10.2	Subject to clause 10.2, the liability of either party to the other party for any breach, tort (including negligence), breach of statutory duty or otherwise arising out of or in connection with this Agreement, will not extend to any loss of profit, loss of revenue, loss of or corruption to data, loss of contracts, business or opportunity or other indirect, special or consequential loss or damage even if the party bringing an action, claim, dispute or proceedings has advised the other party of the possibility of such loss or damage or if they were within the other party's contemplation.

10.3	Subject to clause 10.1 and notwithstanding clause 10.3, the maximum total aggregate liability of a party to the other party for loss and damage under or in connection with this Agreement or its subject matter due to that party's breach, tort (including negligence), breach of statutory duty

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or otherwise howsoever arising shall not exceed six hundred fifty thousand US dollars (USO 650,000). The limitation of liability in this clause 10.3 shall not apply to: (i) any loss or damage suffered by a party as a result of infringement of such party's Intellectual Property Rights; or (ii) breach of such party's confidence (whether or not in breach of clause 7) by another party.

11.	Export

11.1	Any Confidential Information, and/or part of it, provided under this Agreement (including but not limited to when such Confidential Information, and/or part of it, is incorporated into an item, software, technology, service or any other deliverable) may be subject to export laws and regulations, which may include U.S. export laws and regulations ("Export Regulations"), and the parties acknowledge that diversion contrary to such Export Regulations is prohibited.

Each party shall ensure that any export, transfer or use of such Confidential Information is made in compliance with all applicable Export Regulations.

12.	Notices

12.1	Any notice to be given to a party under this Agreement shall be in writing (which excludes email) in English signed by or on behalf of the party giving it, and shall be delivered personally, or sent by recorded delivery (or international equivalent, where required), to the address of the party set out on page 3 of this Agreement. Either party may, by a notice given in accordance with this clause, change its address for the purposes of this clause.

12.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally (unless received after 5pm in which case it shall be deemed served on the next Business Day); or

(b)	within fourteen (14) working days after the day on which the same was posted and in proving such service it shall be sufficient to prove that the cover or wrapper containing such notice or document was properly addressed, stamped and duly posted at a post office or by a courier service (such as DHL, FedEx, etc.).

13.	No partnership or agency

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture between the parties, or to authorise either party to act as agent for the other and neither party shall have authority to act in the name of or on behalf of the other, or to enter into any commitment or make any representation or warranty or otherwise bind the other in any way.

14.	Assignment and subcontracting

14.1	Neither party may assign, transfer, charge or otherwise encumber, declare a trust over or deal with in any other manner this Agreement or any right, benefit or interest under it, or subcontract any of its obligations under it, without the prior written consent of the other party.

14.2	Notwithstanding clause14.1, either party may subcontract any obligations under this Agreement to the ITRI without the other party's consent.

15.	Cumulative remedies

Save as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

16.	Exclusion of third party rights

Unless expressly provided in this Agreement, no term of this Agreement is enforceable by any person who is not a party to it whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

17.	Severance

17.1	If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision (or part) shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

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17.2	If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties' original commercial intention.

18.	Variation

Except as expressly set out in this Agreement, no purported variation of this Agreement shall be valid unless it is in writing (which excludes email) and signed by or on behalf of each party.

19.	Waiver

No failure or delay by a party to enforce or exercise any right or remedy under this Agreement or by law shall be deemed to be a waiver of that or any other right or remedy, nor shall it operate so as to bar the enforcement or exercise of that or any other right or remedy at any time subsequently. Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

20.	Entire agreement

20.1	This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements, representations, understandings or arrangements between the parties (oral or written) in relation to such subject matter. Each party acknowledges that:

(a)	upon entering into this Agreement, it does not rely, and has not relied, upon any representation (whether negligent or innocent), statement or warranty made or agreed to by any person (whether a party to this Agreement or not) except those expressly set out in this Agreement; and

(b)	the only remedy available in respect of any misrepresentation or untrue statement made to it shall be a claim for damages for breach of contract under this Agreement.

20.2	Nothing in this clause 20 shall limit or exclude any liability for fraud.

21.	Counterparts

22.	This Agreement may be executed in any number of counterparts and by the parties in separate counterparts and delivered by means of transmission of electronic files (i.e., PDF), but shall not be effective until each party has executed at least one counterpart. Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one and the same instrument. Further assurance

At its own expense, each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, promptly execute all such documents and do all such other acts as are necessary to give full effect to this Agreement.

23.	Publicity

23.1	No party shall make or permit any person connected with it to make any announcement concerning this Agreement or its subject matter or to make use of any logo, trademark, service mark or business or trading name of any other party except as expressly required or permitted by this Agreement or as required by law or any competent regulatory body, witt1out the prior written approval of the other party/parties such approval not to be unreasonably withheld or delayed.

23.2	Notwithstanding clause 23.1, SmartKem and AUO may make a public announcement upon signature of this Agreement, the wording of which is to be agreed by the parties in writing.

24.	Force Majeure

Neither party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control.

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25.	Governing law and jurisdiction

25.1	This Agreement and any dispute or claim (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by and construed in accordance with the law of Singapore (without regard to comity or conflict of laws principles).

25.2	Each party irrevocably agrees that any dispute arising out of or in connection with this Agreement (whether contractual or non-contractual), including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre.

This Agreement has been signed on the date appearing at the head of page 1.

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Proiect works and schedule:

[**]

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Signed for and on behalf of

SmartKem Limited

Signature: /s/ Ian Jenks

Name: Ian Jenks

Position: CEO

Date: 07 Nov 2024

Signed for and on behalf of

AUO

Signature:/s/ WeiLung Liau

Name: WeiLung Liau

Position:CTO

Date: 19 Nov 2024

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